EXHIBIT 10.01

                                    AGREEMENT

        This Agreement is entered into this 30th day of September, 1996, by and between HEART LABS OF AMERICA, INC. (HLOA), a Florida corporation, and GTB COMPANY, a Florida corporation. The parties mutually convenant and agree as follows:

1. GTB will purchase and HLOA will sell all of the restricted common stock issued by Westmark Group Holdings, Inc., and currently held by HLOA. The number of shares owned is believed to be 1,436,080.

2. The purchase price of the restricted stock is $.675 per share. The purchase price is to be paid by a Promissory Note of even date submitted herewith.

3. HLOA will retain the right to find purchaser(s) for any or all of the stock up until the time of the last payment is made through payment of the Note. If HLOA finds such purchaser(s), HLOA will be entitled to all of the purchase price.

4. HLOA will be paid from the net cash flow derived by Green World Technologies from the operation of the two contracts executed by Trane AC Specialties and Trane Pacific and two additional contracts expected to be executed within the next two weeks, and also from any other revenue, and also from any other contracts or purchase orders into which Green World Technologies enters. Net cash flow is defined as 100% of the gross revenue minus the costs of goods sold up to a maximum of 15% minus general, administrative and all other expenses up to a maximum of $60,000 per month. HLOA will be paid 50% of the net cash flow as defined above for the purchase of the stock.

5. HLOA will hold the shares and deliver them upon receipt of payment in good funds of the sales price as GTB directs. HLOA will cause the number of shares purchased by each payment to be delivered on the same business day that payment is made. WGHI will give 48 hours prior written notice of receipt of funds to HLOA. Upon receipt of good funds, shares will be delivered.

6. GTB hereby represents that it has full authority and ability to make this contract and is entitled to receive the funds from Green World which it will then transfer to HLOA.

7. It is understood between the parties that there was a certain anti-dilution clause in a contract between HLOA and Westmark Group Holding, Inc. It is agreed by the parties hereto that, once $500,000 has been paid to HLOA in exchange for the stock of Westmark Group Holdings, Inc., which is the subject of this contract, then the anti-dilution clause becomes void retroactive to July 29, 1996 for such shares. This is also true for shares sold pursuant to paragraph 3 above. If less than $500,000 is ultimately paid for the stock and the stock is returned to HLOA then HLOA will continue to have an anti-dilution clause with Westmark on a pro rata basis; that is, if 1,436,080 equals 100% of the holding then any shares retained by HLOA will be a percentage of that holding, and HLOA will be entitled to retain the anti-dilution clause in that same percentage.
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8. If GTB defaults on this contract, then the anti-dilution clause is reinstated
with WGHI on the same pro rata basis as set forth above.

9. GTB agrees not to use any amounts owed, if any, to GTB in previous transactions as an offset to any monies owed in this transaction.

10. Facsimile signatures are acceptable and shall be acknowledged as the original document.

11. Should any conflict arise from the terms of this Agreement or the Promissory Note that is part of this Agreement, the terms of the Agreement shall prevail.

12. This contract shall be governed under the laws of the State of Florida.

Heart Labs of America, Inc.               GTB Company

By:____________________                   By:_________________________
Harry Kobrin, President                   Charles C. Chillingworth, President

Acknowledged by:                          Agreed:

Green World Technologies, Inc.            Westmark Group Holdings, Inc.

By:_____________________                  By:_________________________
Norman J. Birmingham,                     Mark Schaftlein,
Chairman of the Board                     Chief Operating Officer